Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Summary of Transaction

Investors Purchase Agreement

On December 2, 2024, RED Tech US, LLC, a Colorado limited liability company (“Buyer”), a wholly-owned subsidiary of CONX Corp. (the “Company”), entered into a definitive Stock Purchase Agreement (the “Investors Purchase Agreement”) among (i) Red Technologies SAS, a société par actions simplifiée organized under the laws of France (“Red Technologies”), and (ii) FPCI CAPDECISF III, Damari, Mr. Bruno Rambaud, Mrs. Joelle Toledano, and Mr. Luc Davit, (collectively, the “Investor Sellers” and each individually, an “Investor Seller”).

The Investors Purchase Agreement provides that, among other things and subject to the terms and conditions thereof, Buyer will purchase from the Investor Sellers all of the shares held by them, which amounts to a total of 81,034 shares, representing approximately 57.5% of Red Technologies' outstanding fully-diluted equity capitalization. Pursuant to the terms and conditions of the Investors Purchase Agreement, the total cash consideration for 100% of the Investor Sellers' shares payable by Buyer to the Investor Sellers at closing is €9,000,000, subject to customary adjustments.

Merger Consideration

Founders Purchase Agreement

On December 2, 2024, Buyer and the Company entered into a definitive Stock Purchase Agreement (the “Founders Purchase Agreement”) among (i) Red Technologies and (ii) Michael Abitbol and Pierre Jean Muller (collectively, the “Founders” and each individually, a “Founder”).

The Founders Purchase Agreement provides that, among other things and subject to the terms and conditions thereof, Buyer will purchase from the Founders all of the shares held by them, which amount to a total of 60,000 shares, representing approximately 42.5% of Red Technologies' outstanding fully-diluted equity capitalization, in multiple installments. Pursuant to the Founders Purchase Agreement, the total consideration for 100% of the Founders' shares payable by Buyer to the Founders is up to €9,600,000 in cash, based on the achievement of certain milestones set forth in the Founders Purchase Agreement.

The acquisition of Red Technologies was determined to constitute a business combination in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“GAAP”).

Pro Forma Information

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended by the final rule, Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and have been adjusted to include estimated transaction accounting adjustments which give effect to the Red Technologies Acquisition and the application of the acquisition method of accounting under GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that CONX’s management believes are reasonable. The notes to the unaudited pro forma condensed combined financial statements provide a discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements (“Acquisition Adjustments”). Changes in facts and circumstances or discovery of new information may result in revised estimates. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The accompanying unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 combine the historical consolidated statements of operations for CONX and the historical statements of operations for Red Technologies for the same periods.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the Red Technologies Acquisition as if it occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 give effect to the Acquisition as if it occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements are for illustrative and informational purposes only and are not intended to represent what CONX’s results of operations or financial position would have been had the Acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings, other synergies as a result of the acquisition, or integration costs.

The unaudited pro forma condensed combined financial statements and related notes have been derived from, and should be read in conjunction with:

(i)	the historical audited consolidated financial statements of CONX and accompanying notes included in CONX’ Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission (“SEC”) on March 29, 2024;
(ii)	the historical condensed consolidated financial statements and accompanying notes included in CONX’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2024, which was filed with the SEC on March 4, 2025;
(iii)	the historical audited financial statements of Red Technologies and accompanying notes for the years ended December 31, 2023 and 2022, appearing within this Current Report on Form 8-K as Exhibit 99.1; and
(iv)	the historical unaudited financial statements of Red Technologies and accompanying notes for the nine months ended September 30, 2024 and 2023, appearing within this Current Report on Form 8-K as Exhibit 99.2.

CONX CORP.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2024

	CONX Historical	Adjusted Red Technologies (Note 3)	Acquisition Adjustments (Note 5)	Note	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$175,592,267	$221,852	$(10,623,963)	5(a)	$165,190,156
Accounts receivable	-	487,509	-		487,509
Prepaid expenses	28,292	12,072	-		40,364
Total current assets	175,620,559	721,434	(10,623,963)		165,718,030
Deferred rent receivable	108,506	-	-		108,506
Intangible assets, net	-	-	4,500,000	5(b)	4,500,000
Goodwill	-	-	13,203,525	5(b)	13,203,525
Property plant and equipment	-	21,772	-		21,772
Investments in real estate, net	22,956,481	-	-		22,956,481

Total assets	$198,685,546	$743,205	$7,079,562		$206,508,314

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$144,916	$111,851	$-		$256,767
Deferred rent	228,500	-	-		228,500
Security deposit	228,500	-	-		228,500
Accrued expenses	3,118,040	-	307,480	5(c)	3,425,520
Contingent consideration	-	-	5,309,130	5(d)	5,309,130
Other liabilities	-	37,886	-		37,886
Accrued excise tax payable	860,586	-	-		860,586
Income taxes payable	318,211	293,856	-		612,067
Total current liabilities	4,898,753	443,593	5,616,610		10,958,956
Long-term portion of external loans	-	637,564	-		637,564
Deferred tax liability	-	-	1,125,000	5(e)	1,125,000
Derivative warrant liabilities	6,317,500	-	-		6,317,500
Convertible preferred stock liability	199,999,950	-	-		199,999,950
Total liabilities	211,216,203	1,081,158	6,741,610		219,038,971

Commitments and contingencies
Stockholders’ equity (deficit):
Share capital	-	154,285	(154,285)	5(f)	-
Class A Common stock	1,893	-	-		1,893
Class B Common stock	-	-	-		-
Additional paid-in capital	-	4,200,396	(4,200,396)	5(f)	-
Accumulated deficit	(12,532,550)	(4,692,632)	4,692,632	5(f)	(12,532,550)
Total stockholders’ equity (deficit)	(12,530,657)	(337,952)	337,952		(12,530,657)

Total liabilities and stockholders’ equity (deficit)	$198,685,546	$743,205	$7,079,562		$206,508,314

See accompanying notes to the unaudited condensed combined pro forma financial information.

CONX CORP.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2024

	CONX Historical	Adjusted Red Technologies Historical (Note 3)	Acquisition Adjustments (Note 6)	Note	Pro Forma
Revenue:
Rental income	$1,251,006	$-	$-		$1,251,006
Sales income	-	1,141,612	-		1,141,612
Total income	1,251,006	1,141,612	-		1,251,006
Depreciation and amortization expense	386,902	92,131	375,000	6(a)	854,033
General and administrative expenses	4,586,784	1,176,974	-		5,763,758
Loss from operations	(3,722,680)	(127,494)	375,000		(3,475,174)

Non-operating income (expense):
Change in fair value of equity forward	325,000	-	-		325,000
Change in fair value of derivative warrant liabilities	2,888,000	-	-		2,888,000
Unrealized gain/loss on marketable securities	(667)	-	-		(667)
Interest expense	-	(17,405)	-		(17,405)
Interest income on cash or cash equivalents held in investment account	4,030,130	-	-		4,030,130
Interest income on cash or cash equivalents held in Trust account	320,104	-	-		320,104
Total other income (expense), net	7,562,567	(17,405)	-		7,545,162
Income (loss) before income tax expense	3,839,887	(144,899)	375,000		4,069,988
Income tax expense	349,348	(86,219)	-		263,129
Net income	$3,490,539	$(58,680)	$375,000		$3,806,859

Weighted average shares used in computing net income (loss) per common share
Class A - Common stock (Basic)	18,928,585		18,928,585		18,928,585
Class A - Common stock (Diluted)	12,534,530		12,534,530		12,534,530
Class B - Common stock (Basic)	21,148,517		21,148,517		21,148,517
Class B - Common stock (Diluted)	12,534,530		12,534,530		12,534,530
Basic net income (loss) per common share
Class A - Common stock	0.01		0.00		0.01
Class B - Common stock	0.27		0.03		0.24
Diluted net income (loss) per common share
Class A - Common Stock	0.01		0.00		0.01
Class B - Common Stock	0.27		0.03		0.24

See accompanying notes to the unaudited condensed combined pro forma financial information.

CONX CORP.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2023

	CONX Historical	Adjusted Red Technologies Historical (Note 3)	Acquisition Adjustments (Note 6)	Note	Pro Forma
Revenue:
Rental income	$-	$-	$-		$-
Sales income	-	1,897,148	-		1,897,148
Total income	-	1,897,148	-		1,897,148
Depreciation and amortization expense	-	158,474	500,000	6(a)	658,474
General and administrative expenses	1,178,513	1,459,224	-		2,637,737
Loss from operations	(1,178,513)	279,450	(500,000)		(399,063)

Non-operating income (expense):
Change in fair value of equity forward	(325,000)	-	-		(325,000)
Change in fair value of derivative warrant liabilities	(4,693,000)	-	-		(4,693,000)
Interest expense	-	(64,326)	-		(64,326)
Interest income on cash or cash equivalents held in Trust account	267,481	-	-		267,481
Total other income (expense), net	(4,750,519)	(17,405)	-		(4,814,845)
Income (loss) before income tax expense	(5,929,032)	(144,899)	(500,000)		(6,213,908)
Income tax expense	65,469	(86,219)	-		(261,591)
Net loss	$(5,994,501)	$(58,680)	$(500,000)		$(5,952,317)

Weighted average shares used in computing net income (loss) per common share
Class A - Common stock (Basic &Diluted)	30,000		30,000		30,000
Class B - Common stock (Basic & Diluted )	18,750,000		18,750,000		18,750,000
Basic net income (loss) per common share
Class A - Common stock	(0.32)		(0.03)		(0.32)
Class B - Common stock	(0.32)		(0.03)		(0.32)

See accompanying notes to the unaudited condensed combined pro forma financial information.

CONX CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Red Technologies Acquisition

On December 5, 2025, CONX Corp. (“CONX” or the “Company”), acquired a controlling interest of the net operating assets and liabilities of Red Technologies SAS, a a telecom engineering company specialized in the development and commercialization of solutions for sharing and optimizing the use of the radio frequency spectrum for consideration including: i) a cash payment in the amount of $10.6 million; ii) a holdback cash payment of $0.5 million; and iii) contingent consideration of $5.0 million, subject to customary closing adjustments (the “Red Technologies Acquisition”).

Note 2 – Basis of Presentation

The Red Technologies Acquisition is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805, Business Combinations, (“ASC 805”) which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

CONX and Red Technologies’ historical financial statements were prepared in accordance with US GAAP. Based on an analysis of CONX and Red Technologies’ significant accounting policies, the Company has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

The pro forma adjustments presented in this unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Red Technologies Acquisition are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses, and such results may be significant.

The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be indicative of CONX’s future performance and does not necessarily reflect what CONX’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented.

Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of CONX following the completion of the Red Technologies Acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Red Technologies Acquisition, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

CONX will finalize the accounting for the acquisition as soon as practicable within the measurement period, but in no event later than one year from December 5, 2025, in accordance with ASC 805.

Note 3 – IFRS to US GAAP Adjustments to Red Technologies Historical Reported Financial Data

In preparing the unaudited pro forma condensed combined financial information, the following adjustments were made to Red Technologies’ historical financial statements to convert their financial statements to US GAAP and conform to the presentation of CONX’s historical financial statements:

	Historical Red Technologies IFRS (Euro)	IFRS to US GAAP Adjustments (Euro)	Note	Historical Red Technologies US GAAP (Euro)	Historical Red Technologies US GAAP (USD) (d)
Cash and cash equivalents	199,060	$-		$199,060	$221,852
Accounts receivable	437,424	-		437,424	487,509
Prepaid expenses	10,832	-		10,832	12,072
Deferred tax asset	306,730	(306,730)	(c )	-	-
Exploration and evaluation assets	6,091,565	(6,091,565)	(a)	-	-
Property plant and equipment	189,984	(170,449)	(b)	189,984	21,772
Accounts Payable	100,360	-		100,360	111,851
Other liabilities	33,994	-		33,994	37,886
Current portion of lease liabilities	98,382	(98,382)	(b)	-
Income tax payable	263,666	-		263,666	293,856
Long-term portion of external loans	572,063	-		572,063	637,564
Lease liabilities	72,066	(72,066)	(b)	-
Deferred income	1,226,920	(1,226,920)	(c )	-	-
Share capital	138,434	-		138,434	154,285
Additional paid in capital	3,768,861	-		3,768,861	4,200,396
Accumulated Deficit	960,851	(5,171,375)	(a,c)	(4,210,527)	(4,692,632)

For the nine months ended September 30, 2024
	Historical Red Technologies IFRS (Euro)	IFRS to US GAAP Adjustments (Euro)	Note	Historical Red Technologies US GAAP (Euro)	Historical Red Technologies US GAAP (USD) (f)
Sales Income	1,050,248	-		$1,050,248	$1,141,612
Depreciation and amortization expense	810,758	(726,000)	(e)	84,758	92,131
General and administrative expenses	1,082,780	-		1,082,780	1,176,974
Interest expense	16,013	-		16,013	17,405
Income tax expense	79,319	-		79,319	86,219

For the year ended December 31, 2023
	Historical Red Technologies IFRS (Euro)	IFRS to US GAAP Adjustments (Euro)	Note	Historical Red Technologies US GAAP (Euro)	Historical Red Technologies US GAAP (USD) (g)
Sales Income	1,753,997	-		$1,753,997	$1,897,148
Depreciation and amortization expense	1,114,406	(967,890)	(e)	146,516	158,474
General and administrative expenses	1,349,117	-		1,349,117	1,459,224
Interest expense	59,472	-		59,472	64,326
Income tax expense	302,381	-		302,381	327,060

(a)	Write-off of capitalized R&D
(b)	Adjustment to ROU assets and lease liabilities in accordance with ASC 842
(c )	Write off of deferred income and related deferred tax asset for a government grant that has been fully realized.
(d)	Translation of the balance sheet from Euro to USD at the September 30, 2024 spot rate of 1.1145
(e)	Removal of amortization of R&D
(f)	Translation of the statement of profit and loss from Euro to USD for the nine months ended September 30, 2024 using the average rate for the period of 1.086992
(g)	Translation of the statement of profit and loss from Euro to USD for the year ended December 31, 2024 using the average rate for the period of 1.081614

Note 4 – Preliminary Purchase Price Allocation

Preliminary Purchase Consideration

The estimated fair value of the consideration transferred is $8.7 million, and is comprised of the following components (in thousands):

Cash consideration	$10,623,963
Cash due for holdback	307,480
Fair value of contingent consideration	5,309,130
Total fair value of consideration transferred	$16,240,573

Cash consideration: Represents the amount of cash paid to the Investor Sellers and the Founder by the Company on the Closing Date in accordance with the terms of the Purchase Agreement.

Cash due for holdback: Represents the amount of cash held back from the Investor Sellers and the Founder by the Company on the Closing Date in accordance with the terms of the Purchase Agreement.

Fair value of contingent consideration: Upon the achievement of a financial milestone as defined in the Purchase Agreement, the Company will make additional cash payments of up to €9,600,000. The fair value of the contingent consideration was derived based on the probability of achieving the financial milestones and an appropriate discount rate.

Preliminary Estimates of Fair Value

The following table summarizes the tangible and identifiable intangible assets acquired, and liabilities assumed used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations (in thousands).

Consideration:
Cash paid	$10,623,963
Cash due for holdback	307,480
Contingent earn-out payable	5,309,130
Total fair value of consideration transferred	$16,240,573

Identifiable assets acquired and liabilities assumed:
Cash	$221,852
Accounts receivable	487,509
Property and equipment	21,772
Intangible assets	4,500,000
Other assets	12,072
Accounts payable and other current liabilities	(443,593)
Deferred tax liability	(1,125,000)
Loans	(637,564)
Net identifiable assets acquired	$3,037,048
Goodwill	13,203,525
Net assets acquired	$16,240,573

The final estimates of fair value will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary calculation used in the pro forma adjustments. The final estimates of fair value may include (i) changes in allocations to intangible assets including goodwill, (ii) other changes to assets and liabilities, and (iii) changes to the assessment of tax positions and tax rates.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following (in thousands):

	Approximate Fair Value	Estimated Useful Lives	Valuation Methodology
Founder non-compete	$2,500,000	5 years	Replacement cost
License	2,000,000	Indefinite	Discounted cash flow method
Total intangible assets	$4,500,000

The amortization related to the identifiable intangible assets is reflected as an Acquisition Adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above as further described in Note 6. The fair values of the identifiable intangible assets are preliminary and are based on Management’s estimates as of the Closing Date. The Company applied judgement in estimating the fair value of these intangibles which involved the use of significant assumptions with respect to revenue forecasts, revenue growth, discount rates, and economic lives.

Note 5 – Acquisition Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Acquisition Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined balance sheet as of September 30, 2024, adjusted for changes in assets acquired and liabilities assumed between September 30, 2024 and the Closing Date.

(a)	Represents the cash consideration paid as closing to the Investor Sellers and Founder.

(b)	As a result of the acquisition of Red, in addition the working capital accounts, the Company acquired intangibles of $4.5 million and goodwill. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. This adjustment of $13.2 million represents the adjustment to increase goodwill to its preliminary estimated fair value per the purchase price allocation..

(c)	Represents the purchase accounting adjustment to record the holdback liability

(d)	Represents the purchase accounting adjustment to record the fair value of the contingent consideration.

(e)	Represents the recognition of the deferred tax liability for the intangibles acquired using the France statutory rate of 25%.

(f)	Represents the elimination of Red Technologies’ historical equity.

Note 6 – Acquisition Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	The following table summarizes the estimated fair values of the Red Technologies’ identifiable intangible assets and their estimated useful lives including the incremental amortization for the periods presented calculated on a straight-line basis.

(in thousands, except useful lives)	Estimated Fair Value	Estimated Useful Life (months)	Amortization Expense - Nine Months Ended September 30, 2024	Amortization Expense - Year Ended December 31, 2023
Founder non-compete	$2,500,000	60	$375,000	$500,000

Given the Company’s history of net losses and full valuation allowances, CONX’s management estimated an annual effective income tax rate of 0.0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed combined statements of operations resulted in no income tax adjustments.